UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 4, 2004

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, AZ		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

P. Robert Moya, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary has retired from the Company. We have agreed to terminate Mr. Moya’s employment pursuant to Section 6(b) – Termination by Company Without Cause – of his Employment Contract, which was entered into as of February 14, 2004. This contract was filed with the Securities and Exchange Commission on March 11, 2004 as Exhibit 10.45 to our Annual Report on Form 10-K for the year ended December 31, 2003. On September 30, 2004, Mr. Moya was provided with a 90-day written notice resulting in an effective termination date of December 29, 2004. Mr. Moya was placed on paid administrative leave during the 90-day notice period. Pursuant to Mr. Moya’s employment contract, he will continue to be paid his current salary and bonus, calculated in accordance with his employment contract, until the termination date of December 29, 2004.

In accordance with Mr. Moya’s employment contract, he will be entitled to a severance payment on the date of termination equal to two times his base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. The total severance amount is estimated to be approximately $1.4 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc. (Registrant)

October 4, 2004	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer and Treasurer